Item 77H - Deutsche Enhanced Commodity
Strategy Fund (a series of
Deutsche Securities Trust (the
"Registrant"))
Change in Control of Registrant

Below is the person presumed to control one of Registrant's series because such person had owned more than 25% of the series based on the records of the series as of September 7, 2016.
As of October 21, 2015:
No investor beneficially owned 25% or more of Deutsche Enhanced Commodity Strategy Fund shares as of October 21, 2015.

As of September 7, 2016:
Series
Name of Person
Ownership
as % of
Series
Deutsche
Enhanced
Commodity
Strategy Fund
FIRST CLEARING
LLC
SPECIAL
CUSTODY ACCT
FOR THE
EXCLUSIVE
BENEFIT OF
CUSTOMER
2801 MARKET
STREET
ST LOUIS MO
63103-2523
42.86%








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